SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 --------------

                                   FORM 8-K/A
                                AMENDMENT NO. 1

               Current Report Pursuant to Section 13 or 15(d) of

                      The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):August 20, 1999


                                  LABTEC INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


            Massachusetts                 0-27302               04-3116697
     ----------------------------       -----------           -------------
    (State or Other Jurisdiction        (Commission           (IRS Employer
          of Incorporation)              File No.)         Identification No.)


1499 Southeast Tech Center Place, Suite 350, Vancouver, Washington      98683
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


        Registrant's telephone number, including area code (360) 896-2000

         This Amendment No. 1 to the Current Report on Form 8-K is being filed by Labtec Inc. to provide the financial statements and financial information required by Item 7.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

         Provided herein on pages F-1 through F-13 are the financial statements of Connector Resources Unlimited, Inc., a California corporation ("CRU").

         (b)      PRO FORMA FINANCIAL INFORMATION.

         Pro Forma financial information relative to CRU is provided herein on pages F-14 through F-19.

         (c)      EXHIBITS.


  Exhibit
    No.                              Description
  -------                            -----------

    2.1* Stock Purchase Agreement, dated as of August 4, 1999, among the Purchaser, the Company and each of the stockholders of Connector Resources Unlimited, Inc.

    2.2*      Promissory   Note, dated as  of August  20, 1999,   issued  by the
              Company and payable to Carl W. Gromada, as collection agent for each of the stockholders of Connector Resources Unlimited, Inc.

    23.1**    Consent of Independent Accountants.

--------------

*    Previously filed.

**   Filed herewith.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 1, 1999

                                    LABTEC INC.


                                    By:  /s/ Marc J. Leder
                                         ---------------------------------------
                                         Name:   Marc J. Leder
                                         Title:  Senior Vice President, Finance,
                                                   Chief Financial Officer and
                                                   Treasurer

                                 EXHIBIT INDEX


  Exhibit
    No.                              Description
  -------                            -----------

    2.1* Stock Purchase Agreement, dated as of August 4, 1999, among the Purchaser, the Company and each of the stockholders of Connector Resources Unlimited, Inc.

    2.2* Promissory Note, dated as of August 20, 1999, issued by the Company and payable to Carl W. Gromada, as collection agent for each of the stockholders of Connector Resources Unlimited, Inc.

   23.1**    Consent of Independent Accountants.

--------------

*    Previously filed.

**   Filed herewith.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of Connector Resources Unlimited, Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Connector Resources Unlimited, Inc. and its wholly-owned subsidiary at March 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As described in Note 11, on August 20, 1999, all of the Company's common stock was purchased by a subsidiary of Labtec Inc. The accompanying financial statements do not include any adjustments relative to this matter.


/s/ PricewaterhouseCoopers LLP


Portland, Oregon
October 8, 1999

CONNECTOR RESOURCES UNLIMITED, INC.
CONSOLIDATED BALANCE SHEET
MARCH 31, 1999 AND JUNE 30, 1999 (UNAUDITED)


                                                  MARCH 31,      JUNE 30,
               ASSETS                               1999           1999
               ------                             ---------      --------
                                                               (Unaudited)
Current assets:
         Cash and cash equivalents               $  112,255     $ 132,565
         Accounts receivable, net                 1,583,905      2,423,177
         Inventories, net                         2,023,548      1,786,137
         Note receivable                             50,000         50,000
         Other current assets                         2,500          3,375
         Deferred income taxes                      192,501        192,501
                                                  ---------      ---------
              Total current assets                3,964,709      4,587,755

Furniture and equipment, net                        157,755        163,220
Deferred income taxes                                47,698         47,698
                                                  ---------      ---------
                                                 $4,170,162     $4,798,673
                                                  ---------      ---------

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
         Line of credit                          $   72,681     $   21,000
         Accounts payable                         1,366,403      1,015,387
         Accrued expenses                            71,353        132,180
         Income taxes payable                       241,168        463,422
         Current portion of notes payable            56,488              -
                                                  ---------      ---------
              Total current liabilities           1,808,093      1,631,989

Notes payable, less current portion                   5,342              -
                                                  ---------      ---------
                                                  1,813,435      1,631,989
                                                  ---------      ---------

Commitments and contingencies (Notes 5, 6 and 10)         -              -

Shareholders' equity:
         Common stock, no par value, 2,500,000
           shares authorized, 889,307 shares issued
           and outstanding                          471,880        471,880
         Retained earnings                        1,884,847      2,694,804
                                                  ---------      ---------
              Total shareholders' equity          2,356,727      3,166,684
                                                  ---------      ---------
                                                 $4,170,162     $4,798,673
                                                  =========      =========


              The accompanying notes are an integral part of these
                             financial statements.

CONNECTOR RESOURCES UNLIMITED, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 1999 AND
THREE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


                               YEAR ENDED         THREE MONTHS ENDED
                                MARCH 31,              JUNE 30,
                                  1999             1998         1999
                               ------------    -----------    ----------
                                                        (Unaudited)

Sales                         $ 12,158,162    $ 3,093,543    $3,958,900
Cost of sales                    7,382,551      2,146,293     2,025,163
                               -----------     ----------     ---------
    Gross profit                 4,775,611        947,250     1,933,737
                               -----------     ----------     ---------

Operating expenses:
    Selling and marketing        1,543,255        326,460       396,949
    General and administrative     985,808        187,712       255,474
    Depreciation                    10,087          4,461         3,426
    Amortization                     8,397          3,156             -
                               -----------     ----------     ---------
                                 2,547,547        521,789       655,849
                               -----------     ----------     ---------

       Income from operations    2,228,064        425,461     1,277,888

Interest expense, net               41,916         16,965         1,970
Other non-operating expense         14,013              -             -
                               -----------      ---------     ---------
       Income before
         income taxes            2,172,135        408,496     1,275,918

Provision for income taxes         834,948        176,395       465,961
                               -----------      ---------     ---------
         Net income           $  1,337,187     $  232,101    $  809,957
                               ===========      =========     =========


              The accompanying notes are an integral part of these
                             financial statements.

CONNECTOR RESOURCES UNLIMITED, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED MARCH 31, 1999 AND
THREE MONTHS ENDED JUNE 30, 1999 (UNAUDITED)


                                                                   COMMON        RETAINED
                                                     SHARES        STOCK         EARNINGS       TOTAL
                                                   ---------      ---------    -----------    ----------
Balance, April 1, 1998                             1,111,157      $ 561,250    $   767,660    $ 1,328,910

    Net income                                                                   1,337,187      1,337,187
    Repurchase and retirement of common stock       (236,410)      (100,000)      (220,000)      (320,000)
    Exercise of stock options                         14,560         10,630              -         10,630
                                                   ---------      ---------      ---------     ----------
Balance, March 31, 1999                              889,307        471,880      1,884,847      2,356,727

  Net income (unaudited)                                                           809,957        809,957
                                                   ---------      ---------      ---------      ---------

Balance, June 30, 1999 (unaudited)                   889,307     $  471,880     $2,694,804    $ 3,166,684
                                                   =========      =========      =========     ==========


              The accompanying notes are an integral part of these
                             financial statements.

CONNECTOR RESOURCES UNLIMITED, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED MARCH 31, 1999 AND
THREE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


                                                             YEAR ENDED         THREE MONTHS ENDED
                                                              MARCH 31,               JUNE 30,
                                                                1999              1998          1999
                                                             ----------         ---------     ---------
                                                                                        (Unaudited)
    Cash flows from operating activities:
       Net income                                            $ 1,337,187        $ 232,101      $  809,957
       Adjustments to reconcile net income to
         net cash from operating activities:
           Depreciation and amortization                         111,266           25,921          13,926
           Deferred income taxes                                (127,539)               -               -
           Loss on disposal of fixed assets                       14,013                -               -
       Changes in certain current assets and current
         liabilities:
           Accounts receivable                                  (232,729)        (415,345)       (839,272)
           Inventories                                          (545,878)         331,694         237,411
           Other current assets                                    4,131           (4,036)           (875)
           Accounts payable                                      417,884         (166,679)       (351,016)
           Accrued expenses                                      (69,065)         (55,446)         60,827
           Income taxes payable                                   67,740              263         222,254
                                                              ----------         --------       ---------
    Net cash provided by (used in) operating activities          977,010          (51,527)        153,212
                                                              ----------         --------       ---------
    Cash flows from investing activities:
       Issuance of note receivable                               (50,000)               -               -
       Purchases of property and equipment                      (146,169)          (9,403)        (19,391)
                                                              ----------         --------       ---------
    Net cash used in investing activities                       (196,169)          (9,403)        (19,391)
                                                              ----------          -------       ---------
    Cash flows from financing activities:
       Payments on line of credit                               (300,000)               -         (201,681)
       Borrowings on line of credit                               72,681                -          150,000
       Proceeds from issuance of notes payable                   225,952                -                -
       Principal payments on notes payable                      (517,316)         (34,166)         (61,830)
       Exercise of stock option                                   10,630                -                -
       Repurchase of common stock                               (320,000)               -                -
                                                              ----------        ---------        ---------
    Net cash used in financing activities                       (828,053)         (34,166)        (113,511)
                                                              ----------        ---------        ---------
    Net (decrease) increase in cash and cash equivalents         (47,212)         (95,096)          20,310

    Cash and cash equivalents at beginning of period             159,467          159,467          112,255
                                                              ----------        ---------      -----------
    Cash and cash equivalents at end of period               $   112,255        $  64,371      $   132,565
                                                              ==========         ========       ==========


              The accompanying notes are an integral part of these
                             financial statements.

CONNECTOR RESOURCES UNLIMITED, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     COMPANY
     Connector  Resources   Unlimited,   Inc.  (the  "Company"),   a  California
     corporation formed in 1986, designs, develops, and markets computer peripheral products principally in North America.

     REVENUE RECOGNITION
     Revenues are recognized upon shipment of the Company's products, net of an estimated allowance for sales returns. Gross revenues in fiscal 1999 from one customer were $2.9 million or 23.8% of total sales.

     FAIR VALUE OF FINANCIAL INSTRUMENTS
     The recorded amounts of cash, accounts receivable, accounts payable, notes payable, and accrued liabilities as presented in the financial statements approximate fair value because of the short-term maturity of these instruments.

     CONCENTRATION OF CREDIT RISK
     The Company is subject to credit risk primarily from its accounts receivable. The Company mitigates its credit risk on receivables by control procedures to monitor the credit worthiness of its customers and utilization of credit limits. The Company's customers are concentrated in the technology industry. Therefore, the Company's operations and collection of its accounts receivable are directly associated with the results of the technology industry.

     CASH AND CASH EQUIVALENTS
     The Company considers short-term investments which are highly liquid, readily convertible into cash and have original maturities of less than three months to be cash equivalents.

     INVENTORIES
     Inventories, net of reserves of $89,739 and $80,055 as of March 31, 1999 and June 30, 1999, respectively, are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) method. Inventories consist primarily of assemblies and purchased finished goods produced for the Company by foreign factories subcontracted by the Company. Of the total inventories, $476,120 was in transit at March 31, 1999. The Company takes title upon shipment from the foreign port.

     FURNITURE AND EQUIPMENT
     Furniture and equipment are stated at cost. Depreciation is provided on the straight-line method for financial reporting purposes and on an accelerated method for tax purposes over estimated useful lives ranging from three to seven years. Depreciation expense for the year ended March 31, 1999 was $102,870. Depreciation expense included in cost of sales for the year ended March 31, 1999 was $92,783.

     Repair and maintenance costs are expensed as incurred.

CONNECTOR RESOURCES UNLIMITED, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     ADVERTISING
     The Company expenses advertising costs when incurred. Total advertising expenses were $378,501 for the year ended March 31, 1999.

     INCOME TAXES
     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), ACCOUNTING FOR INCOME TAXES. FAS 109 requires the recognition of deferred tax assets and liabilities for the expected tax effects from differences between the financial reporting and tax bases of assets and liabilities. In estimating future tax effects, FAS 109 generally considers all expected future events other than enactments of changes in tax law or statutorily imposed rates.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and judgements made by the Company include items such as the collectibility of accounts receivable, the level of sales returns, realizability of inventories and realizability of deferred income tax assets.

     INTERIM FINANCIAL INFORMATION
     The accompanying balance sheet as of June 30, 1999 and the statements of operations and of cash flows for the three-month periods ended June 30, 1998 and 1999, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the three months ended June 30, 1999 are not necessarily indicative of the results to be expected for the fiscal year ending March 31, 2000.

     RESEARCH AND DEVELOPMENT COSTS
     Research and development costs are expensed as incurred.

     COMPREHENSIVE INCOME
     The Company has adopted Statement of Financial Accounting Standards No. 130 REPORTING COMPREHENSIVE INCOME as of April 1, 1998. Comprehensive income equals net income in all periods presented.

CONNECTOR RESOURCES UNLIMITED, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     SEGMENT REPORTING
     The Company competes in one segment, computer peripherals, and sells its products mainly in the United States. Accordingly, no further segment disclosures are necessary.


2.   ACCOUNTS RECEIVABLE

         Accounts receivable are net of allowances for doubtful accounts and for sales returns as follows:

                                            MARCH 31,        JUNE 30,
                                             1999              1999
                                          -----------      -----------
                                                           (Unaudited)

      Accounts receivable                 $1,727,913       $ 2,486,020

      Less:
          Allowance for bad debts            (20,137)          (20,137)
          Allowance for sales returns       (123,871)          (42,706)
                                           ---------         ---------
                                          $1,583,905       $ 2,423,177
                                           =========         =========

         At March 31, 1999, 27.4% of accounts receivable were from one customer.

3.   NOTE RECEIVABLE

     Note receivable consists of an unsecured note from the Company's primary shareholder. The note bears interest at a rate of 6% per annum. At March 31, 1999 and June 30, 1999, $50,000 was outstanding. The note was repaid in August 1999.


4.   FURNITURE AND EQUIPMENT

     Furniture and equipment consist of:

                                             MARCH 31,      JUNE 30,
                                                1999          1999
                                             ---------      ---------
                                                           (Unaudited)

           Leasehold improvements           $   44,655     $   44,655
           Tooling and molds                   355,345        359,645
           Furniture and equipment             173,584        188,675
                                             ----------     ---------
                                               573,584        592,975

           Less accumulated depreciation      (415,829)      (429,755)
                                             ---------      ---------

                                            $  157,755     $  163,220
                                             =========      =========

CONNECTOR RESOURCES UNLIMITED, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


5.   BORROWINGS

     Notes  payable   consist  of  a  note  payable  to  a  bank.  The  note  is collateralized by all of the Company's assets and is due in monthly installments of $4,707, plus interest at the prime rate plus 0.5% (8.25% at March 31, 1999) per annum. The note was repaid in full during May 1999.

     On December 15, 1998, the Company entered into a line of credit agreement with a bank. Borrowings under the agreement are collateralized by all assets of the Company, bear interest at the prime rate plus 0.5% (8.25% at March 31, 1999) and are limited to the lesser of $1,500,000 or 80% of eligible accounts receivable. At March 31, 1999 and June 30, 1999, $72,681 and $21,000, respectively, was outstanding on the Company's line of credit. The line of credit agreement requires the Company to comply with various financial covenants. At March 31, 1999, the Company was not in compliance with the quick ratio covenant under the line of credit. The Company obtained a waiver from the bank. The current line of credit expires in December 2002.

     Interest  payments  for the year ended March 31, 1999 and the three  months
     ended  June  30,   1998  and  1999  were   $45,070,   $16,965  and  $2,931,
     respectively.

     Notes payable mature as follows:

               YEAR ENDING
              MARCH 31, 1999
              --------------

                   2000                   $ 56,488
                   2001                      5,342
                                          --------
                                          $ 61,830

6.   EMPLOYEE BENEFIT PLAN

     The Company has implemented a 401 (k) Profit Sharing Plan (the "Plan") in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and the Company may make discretionary matching contributions of up to 8% of employees' compensation. Matching contributions of approximately $13,100, $4,613 and $4,357 were made during the year ended March 31, 1999 and the three months ended June 30, 1998 and 1999, respectively.

CONNECTOR RESOURCES UNLIMITED, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


7.   INCOME TAXES

     The provision of income taxes consists of the following:

                                                        YEAR ENDED
                                                        MARCH 31,
                                                           1999
                                                        ----------
           Current
               Federal                                  $ 761,109
               State                                      201,378
                                                         --------
                                                          962,487
                                                         --------

           Deferred
               Federal                                   (119,170)
               State                                       (8,369)
                                                         --------
                                                         (127,539)
                                                         --------
                                                        $ 834,948
                                                         ========

     Deferred taxes are due to timing  differences  in  recognizing  deductions,
     primarily  related  to  depreciation,   amortization  and  certain  accrued
     expenses for income tax and financial reporting purposes.

     The income tax benefit differs from the amount computed by applying the statutory federal income tax rate to pretax income as a result of the following differences:

                                                               YEAR ENDED
                                                                MARCH 31,
                                                                  1999
                                                               ----------

           Statutory federal tax rate                             34.0 %
           Increase (decrease) in rates esulting from:
             State taxes                                           8.9
             Other                                                (4.5)

                                                                  38.4 %

CONNECTOR RESOURCES UNLIMITED, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


7.   INCOME TAXES (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below:


                                                               MARCH 31,
                                                                 1999
                                                               ---------

             State income tax                                 $  70,179
             Allowance for doubtful accounts and returns         51,174
             Allowance for obsolete inventory                    35,723
             Accrued expenses                                     9,460
             Inventory adjustment, IRC Section 263(a)            25,965
                                                               -------
                  Current deferred tax asset                   $192,501
                                                                =======
             Property and equipment                            $ 35,979
             Other miscellaneous                                 11,719
                                                                -------
                  Long-term deferred tax asset                 $ 47,698
                                                               ========

     Income taxes paid during the year ended March 31, 1999 and the three months ended June 30, 1998 and 1999 were $878,815, $176,132 and $243,708, respectively.

8.   SHAREHOLDERS' EQUITY

     In January 1999, the Company entered into an agreement with a former minority shareholder to repurchase 236,410 shares of common stock for $320,000. The common stock was retired upon repurchase. The excess of the cost of the common stock repurchased, $320,000, less the stated value of the common stock repurchased, $100,000, was charged to retained earnings.

9.   STOCK OPTIONS

     The Company provided a stock option plan (the Plan) which commenced in September 1993. Options under the Plan were granted at the discretion of the Board of Directors. The exercise price of these options generally was the fair market value of shares at the date of grant as determined by the Board of Directors. Such options were exercisable generally at the time the options were granted.

     The Plan allowed the granting of options to purchase up to an aggregate of 58,248 shares of the Company's common stock. Options granted under the Plan were either incentive stock options or nonqualified stock options as defined by the Internal Revenue Code.

CONNECTOR RESOURCES UNLIMITED, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


9.   STOCK OPTIONS (CONTINUED)

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense has been recognized. Pro forma information regarding net income per share is not required by SFAS No. 123, "Accounting for Stock- Based Compensation", as all stock options were granted and were fully vested as of October 1, 1993, which was before the release of SFAS 123.

     The following table summarizes the stock option transactions for the year ended March 31, 1999, under the plan described above.


                                                                    OPTIONS
                                                     NUMBER          PRICE
                                                   OUTSTANDING      PER SHARE
                                                   -----------      ---------

Balance, April 1, 1998                               14,560           $ .73
   Granted                                                -               -
   Exercised                                        (14,560)            .73
   Terminated                                            -                -
                                                    -------

Balance, March 31, 1999                                  -
                                                    =======


10.  COMMITMENTS

     The Company leases its facilities under operating lease agreements which expire through May 2001. The leases require monthly payments of approximately $9,200. Rent expense paid under these leases was approximately $113,000 for the year ended March 31, 1999.

     The Company also leases equipment under operating lease agreements with monthly payments totaling approximately $900. The leases expire through October 2001. Rent expense under these leases was approximately $12,200 for the year ended March 31, 1999.

     Future minimum annual lease payments required under these agreements are as follows:


               YEAR ENDING
                 MARCH 31
               -----------

                   2000                     $  99,674
                   2001                       100,780
                   2002                        19,008
                                             --------
                                             $219,462
                                             ========

     The Company becomes involved in litigation and other proceedings arising in the normal course of its business. In the opinion of management, the Company's liability, if any, under any pending litigation would not materially affect its financial condition or results of operations.

CONNECTOR RESOURCES UNLIMITED, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


11.  SUBSEQUENT EVENTS

     STOCK REPURCHASE
     On July 7, 1999, the Company entered into an agreement with a minority shareholder to repurchase 65,527 shares of the Company's common stock for $750,000. The excess of the original cost of the common stock repurchased, less the stated value of the common stock repurchased, $450,000, was charged to retained earnings.

     SALE OF THE COMPANY
     On August 20, 1999, the Company entered into a stock purchase agreement with CRU Acquisition Corporation, a wholly owned subsidiary of Labtec Inc., whereby all of the outstanding shares of the Company's common stock were sold to CRU Acquisition Corporation for $12,000,000 in cash and debt in the amount of $1,500,000. At that time the Company became a wholly owned subsidiary of Labtec Inc.

LABTEC INC.


INTRODUCTION TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

On August 20, 1999, Labtec Inc. ("Labtec") completed the acquisition of Connector Resources Unlimited, Inc. ("CRU"). As a result, Labtec acquired all the outstanding shares of CRU for approximately $12 million in cash, and $1,500,000 in debt. Concurrent with the acquisition of CRU, Labtec entered into a $43 million credit facility with a bank and also sold 312,500 shares of common stock for $1 million. The net proceeds from the credit facility and proceeds from the stock sale were used to retire outstanding debt and accrued interest of $23.4 million; to pay issuance costs and loan fees on the new credit facility of $2.1 million; to pay $275,000 for certain acquisition costs related to the purchase of CRU; and to fund the purchase of CRU.

The pro forma financial information has been prepared as if the acquisition of CRU had taken place at June 30, 1999 for the pro forma condensed balance sheet and at April 1, 1998 for the pro forma condensed statements of operations for the year ended March 31, 1999 and the three months ended June 30, 1999.

The acquisition of CRU has been accounted for as a purchase, whereby the basis of accounting for the acquired assets and liabilities have been based upon their estimated fair market values at the date of the acquisition. Pro forma adjustments represent Labtec's preliminary determination of these values and are based upon estimates and certain assumptions considered reasonable by management under the circumstances. Any purchase price or fair market value adjustments will be made within ninety days from the acquisition date and are not expected to be material to the pro forma financial information taken as a whole.

These pro forma financial statements are provided for illustrative purposes only and are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or which may be obtained in the future. All information contained herein should be read in conjunction with the consolidated financial statements and the notes thereto included in Labtec's Annual Report on Form 10-K for the year ended March 31, 1999, the financial statements and notes thereto of CRU included in this Form 8- K/A and the notes to the unaudited pro forma condensed financial information.


DETERMINATION AND ALLOCATION OF PURCHASE PRICE

The following table sets forth the purchase price for Connection Resources Unlimited, Inc.:

    Cash                                                   $ 12,000,000
    Debt payable to former owners of CRU                      1,500,000
    Transaction and other direct costs                        1,030,034
                                                           ------------
       Pro forma purchase price                            $ 14,530,034
                                                           ============

LABTEC INC.

The preliminary allocation of the pro forma purchase price (as of August 20, 1999) is as follows:

    Cash                                                       $    360,455
    Accounts receivable                                           2,345,405
    Inventories                                                   2,219,406
    Fixed assets                                                    193,603
    Other current and noncurrent assets                             218,843
    Liabilities assumed                                         (3,603,236)
    Goodwill and other identifiable intangibles                  12,795,558
                                                                -----------
                                                               $ 14,530,034
                                                                ===========

LABTEC INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 1999 (UNAUDITED)

                                                            HISTORICAL
                                                      ---------------------
                                                          JUNE 30, 1999                    PRO FORMA
                                                      LABTEC         CRU        ADJUSTMENTS         COMBINED
                                                      ------         ---        -----------         --------
       ASSETS
Current assets:
    Cash and cash equivalents                       $   450,348   $  132,565    $                  $   582,913
    Accounts receivable, net                         14,953,159    2,423,177                        17,376,336
    Interest and other receivables                      235,466       50,000                           285,466
    Income tax receivable                               536,215            -                           536,215
    Inventories, net                                 10,344,085    1,786,137                        12,130,222
    Prepaid expenses and other
      current assets                                    132,568        3,375                           135,943
    Deferred income taxes                               742,531      192,501                           935,032
                                                     ----------    ---------      ----------        ----------
       Total current assets                          27,394,372    4,587,755                        31,982,127

Property and equipment, net                           2,282,642      163,220                         2,445,862
Deferred income taxes                                 1,892,850       47,698        672,476 (g)      2,613,024
Debt issuance costs                                   1,877,718            -      2,144,399 (e)      2,275,425
                                                                                 (1,746,692)(g)
Other noncurrent assets                                 132,566            -                           132,566
Goodwill, net                                         8,575,346            -     11,363,352 (a)     19,938,698
                                                     ----------   ----------     ----------         ----------
                                                    $42,155,494   $4,798,673    $12,433,535        $59,387,702
                                                     ==========    =========     ==========         ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Lines of credit                                $  3,200,000   $   21,000    $ 5,901,774 (b)    $ 9,122,774
    Current portion of long-term debt                         -            -      2,800,000 (b)      2,800,000
    Accounts payable                                  5,441,842    1,015,387                         6,457,229
    Accrued payroll and benefits                      1,265,586      132,180        419,586 (d)      1,817,352
    Accrued interest                                    232,373            -       (232,373)(b)              -
    Other accrued expenses                            1,786,789      463,422        335,448 (d)      2,585,659
                                                   ------------   ----------     -----------        ----------

       Total current liabilities                     11,926,590    1,631,989      9,224,435         22,783,014

Long-term debt                                       26,094,983            -      6,450,000 (b)     32,544,983
                                                     ----------    ---------     ----------         ----------

       Total liabilities                             38,021,573    1,631,989     15,674,435         55,327,997
                                                     ----------    ---------     ----------         ----------

Shareholders' equity
    Common stock                                         69,072      471,880       (471,880)(c)         72,197
                                                                                      3,125 (f)
    Additional paid-in capital                       20,563,013            -        996,875 (f)     21,559,888
    Stock subscription receivable                       (25,688)           -                           (25,688)
    Retained (deficit) earnings                     (16,412,366)   2,694,804     (2,694,804)(c)    (17,486,582)
                                                                                 (1,074,216)(g)
    Accumulated other comprehensive income (loss):
       Cumulative foreign currency translation
       adjustment                                      (60,110)            -                           (60,110)
                                                   -----------     ---------     ----------         ----------
       Total shareholders' equity                    4,133,921     3,166,684     (3,240,900)         4,059,705
                                                   -----------     ---------     ----------         ----------

                                                  $ 42,155,494    $4,798,673    $12,433,535        $59,387,702
                                                  ============     =========     ==========         ==========

LABTEC INC.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
YEAR ENDED MARCH 31, 1999 (UNAUDITED)




                                                            HISTORICAL
                                                      YEAR ENDED MARCH 31, 1999
                                                      -------------------------                    PRO FORMA
                                                         LABTEC          CRU            ADJUSTMENTS          COMBINED
                                                      -----------     ------------      ------------        ----------
Net sales                                            $ 64,273,410     $ 12,158,162      $                  $76,431,572
Cost of sales                                          40,657,361        7,382,551                          48,039,912
                                                      -----------      -----------      ----------          ----------
       Gross profit                                    23,616,049        4,775,611                          28,391,660
                                                      -----------      -----------      ----------          ----------

Operating expenses:
    Selling and marketing                              14,993,624        1,543,255                          16,536,879
    General and administrative                          5,457,227          985,808                           6,443,035
    Research and development                            1,716,705                -                           1,716,705
    Depreciation                                        1,444,308           10,087                           1,454,395
    Amortization of goodwill                            2,175,874            8,397       3,787,784 (h)       5,972,055
    Amortization of noncompete agreement                  361,800                -                             361,800
                                                      -----------      -----------      ----------          ----------
                                                       26,149,538        2,547,547       3,787,784          32,484,869
                                                      -----------      -----------      ----------          ----------

       Income (loss) from operations                   (2,533,489)       2,228,064      (3,787,784)         (4,093,209)

Interest expense, net                                   3,516,553           41,916       1,771,650 (i)       5,330,119
Other nonoperating (income) expense                        (8,171)          14,013                               5,842
                                                      -----------      -----------      ----------          ----------

Income (loss) before income taxes                      (6,041,871)       2,172,135      (5,559,434)         (9,429,170)

Provision for (benefit from) income taxes              (1,370,471)         834,948        (682,085)(j)      (1,217,608)
                                                       ----------      -----------      ----------          -----------

Income (loss) before extraordinary loss               $(4,671,400)    $  1,337,187     $(4,877,349)        $(8,211,562)
                                                       ===========     ===========      ==========          ==========

Net income (loss) per share before extraordinary loss:
    Basic                                             $     (0.94)                                         $     (1.55)
                                                      ===========                                          ===========

    Diluted                                           $     (0.94)                                         $     (1.55)
                                                      ===========                                          ===========

Weighted average shares outstanding:
    Basic                                               4,987,000                         312,500 (f)        5,299,500

    Diluted                                             4,987,000                         312,500 (f)        5,299,500

LABTEC INC.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                              HISTORICAL
                                                       ---------------------------
                                                         THREE MONTHS ENDED
                                                           JUNE  30, 1999                       PRO FORMA
                                                         LABTEC          CRU         ADJUSTMENTS           COMBINED
                                                       ----------      -----------   -----------         ------------
Net sales                                            $ 15,512,259      $ 3,958,900   $                    $19,471,159
Cost of sales                                           9,175,194        2,025,163                         11,200,357
                                                      -----------       ----------    ----------          -----------
       Gross profit                                     6,337,065        1,933,737                          8,270,802
                                                      -----------       ----------    ----------          -----------
Operating expenses:
    Selling and marketing                               3,349,302          396,949                          3,746,251
    General and administrative                          1,037,648          255,474                          1,293,122
    Research and development                              497,799                -                            497,799
    Depreciation                                          345,765            3,426                            349,191
    Amortization of goodwill                              816,698                -       946,946 (h)        1,763,644
                                                      -----------       ----------    ----------           ----------
                                                        6,047,212          655,849       946,946            7,650,007
                                                      -----------       ----------    ----------          -----------

       Income (loss) from operations                      289,853        1,277,888      (946,946)             620,795

Interest expense, net                                     761,396            1,970       446,992 (i)        1,210,358
Other nonoperating (income) expense                        27,360                -                             27,360
                                                      -----------       ----------    ----------           ----------

Income (loss) before income taxes                        (498,903)       1,275,918    (1,393,938)            (616,923)

Provision for income taxes                                 49,297          465,961       (73,770)(j)          441,488
                                                      -----------       ----------    ----------           ----------

Income (loss) before extraordinary loss              $   (548,200)     $   809,957   $(1,320,168)         $(1,058,411)
                                                      ===========       ==========    ==========           ==========

Net income (loss) per share before extraordinary loss:
    Basic                                            $      (0.08)                                       $      (0.15)
                                                      ===========                                         ===========

    Diluted                                          $      (0.08)                                       $      (0.15)
                                                      ===========                                         ===========

Weighted average shares outstanding:
    Basic                                               6,905,110                        312,500 (f)         7,217,610

    Diluted                                             6,905,110                        312,500 (f)         7,217,610

LABTEC INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


PRO FORMA BALANCE SHEET ADJUSTMENTS

(a) Records the pro forma purchase price allocations to goodwill and other identifiable intangibles.

(b) Represents net incremental borrowings of $13,651,774 on the Company's credit facility and the issuance of a $1,500,000 promissory note payable to the previous shareholders of CRU as well as repayment of interest accrued on retired debt.

(c)  Represents elimination of the equity accounts of CRU.

(d) Represents transaction costs and other costs relative to the acquisition of CRU.

(e) Represents $2,144,399 of deferred financing costs incurred relative to the Company's credit facility used to finance the CRU acquisition.

(f) Represents sale of 312,500 shares of common stock to a finance company for proceeds of $1,000,000 ($3.20 per share), the proceeds of which were used to repay debt.

(g) Represents write-off of deferred loan fees incurred in conjunction with the debt retired by the proceeds of the new credit facility. Since non-recurring charges are required to be excluded from pro forma net income, the impact of the write-off of deferred loan fees has been excluded from the pro forma consolidated income statements.


STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENTS

(h)  Reflects  the  amortization  of  goodwill  and  other   intangible   assets
     associated with the purchase of CRU. Amortization is over the estimated useful life of three years.

(i) Represents additional interest charges for interest incurred on Labtec's incremental borrowings and on Labtec's promissory note issued to the previous shareholders of CRU plus amortization of deferred financing fees relative to the new credit facility. The deferred financing fees are amortized over the six year term of the credit facility. Interest charges are calculated at the borrowing rate incurred on Labtec's new credit facility of prime plus 1.75% (10%) and the stated interest rate on the promissory note issued to the previous shareholders of CRU (6%).

(j)  Represents   increase  in  income  taxes  as  a  result  of  the  foregoing adjustments. Income taxes are calculated at the Company's blended statutory tax rate of approximately 38.5%

                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-04991) of Labtec Inc. of our report dated October 8, 1999, with respect to the consolidated financial statements of Connector Resources Unlimited, Inc. included in this Form 8-K/A.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon
October 29, 1999

CONNECTOR RESOURCES
UNLIMITED, INC.
CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1999